Final Term Sheet

Filed Pursuant to Rule 433

Registration Nos. 333-152543

and 333-152543-03

July 21, 2009

BB&T Capital Trust VI

Enhanced Trust Preferred Securities

Guaranteed by BB&T Corporation

to the extent set forth in the Prospectus Supplement and the Prospectus

Issuer:	BB&T Capital Trust VI, a Delaware statutory trust (the “Trust”), the sole assets of which will be junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by BB&T Corporation (“BB&T”)

Guarantor:	BB&T Corporation

Securities:	Enhanced Trust Preferred Securities (the “capital securities”)

Liquidation Amount:	$25 per capital security

Size:	$500,000,000 aggregate principal amount (20,000,000 capital securities)

Over-allotment Option:	$75,000,000 aggregate principal amount (3,000,000 capital securities)

Public Offering Price:	$25 per capital security

Net Proceeds to Issuer, before expenses:	$485,198,750 (or $557,836,250 if the over-allotment option is exercised in full)

Expected Security Ratings:	A2 / BBB / A- / AH (Moody’s / S&P / Fitch / DBRS)[1]

Trade Date:	July 21, 2009

Settlement Date:	July 28, 2009 (T+5)

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Maturity:	August 1, 2064, which will be automatically extended for an additional quarterly period on each of February 1, May 1, August 1 and November 1 beginning August 1, 2014 and through and including May 1, 2019, unless (i) earlier redeemed or (ii) prior to any extension, BB&T elects to discontinue the automatic extension of the maturity date. The maturity date shall be no later than August 1, 2069

Distributions:	The junior subordinated debentures will bear interest at an annual rate of 9.60%, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, during: the period commencing on and including July 28, 2009 to August 1, 2064 or any earlier date of redemption for the junior subordinated debentures, but excluding, in each case, such date, with the first such payment on November 1, 2009; and if we elect to extend the maturity date of the junior subordinated debentures the period commencing on and including August 1, 2064 to the date on which the junior subordinated debentures mature or any earlier date of redemption of the junior subordinated debentures, but excluding, in each case, such date, unless, in each case, such interest payments are deferred.

Maximum Share Number for Purposes of Alternative Payment Mechanism:	40 million shares of BB&T’s common stock

Redemption at Issuer Option:	On or after August 1, 2014, in whole or in part, and prior to August 1, 2014, in whole, but not in part, after the occurrence of a tax event, capital treatment event or investment company event, in each case at par, plus accrued and unpaid interest to the redemption date

Redemption at Issuer Option for Rating Agency Event:	In whole but not in part at any time prior to August 1, 2014 upon the occurrence of a rating agency event, at the greater of par and the sum of discounted present value at the treasury rate plus 0.50%, plus accrued and unpaid interest to the redemption date

Joint Structuring Agents:	Banc of America Securities LLC and Morgan Stanley & Co. Incorporated

Joint Lead Managers and Book-Runners:	Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, UBS Securities LLC and Wells Fargo Securities, LLC

Co-Manager:	RBC Capital Markets Corporation

Capital Securities CUSIP/ISIN:	05531B201 / US05531B2016

Expected Listing:	The New York Stock Exchange

BB&T Capital Trust VI and BB&T Corporation have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents BB&T Capital Trust VI and BB&T Corporation have filed with the SEC for more complete information about BB&T Capital Trust VI, BB&T Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling Banc of America Securities LLC toll-free in the United States at 1-800-294-1322, Morgan Stanley & Co. Incorporated toll-free in the United States at 1-866-718-1649 (institutional investors) or 1-800-584-6837 (retail investors), BB&T Capital Markets, a division of Scott & Stringfellow, LLC at 1-804-787-8221, UBS Securities LLC toll-free in the United States at 1-877-827-6444 ext. 561 3884 or Wells Fargo Securities, LLC toll-free in the United States at 1-800-326-5897.